Exhibit 21

THE STANDARD REGISTER COMPANY
CONSOLIDATED SUBSIDIARIES
AS OF DECEMBER 30, 2012

Name of Subsidiary	Jurisdiction of Incorporation

The Standard Register Company	Ohio

Standard Register Technologies, Inc.	Ohio

Standard Register Holding Company	Ohio

Standard Register International, Inc.	Ohio

Standard Register Technologies Canada ULC	Nova Scotia

Standard Register Mexico Holding Company	Ohio

Standard Register de Mexico, S. de R.L. de C.V.	Mexico

Standard Register Holding, S. de R.L. de C.V.	Mexico

Standard Register Servicios, S. de R.L. de C.V.	Mexico

iMedConsent, LLC	Delaware